         EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                        NATIONAL COMPUTER SYSTEMS, INC.

                                                              YEAR ENDED JANUARY 31
                                              -----------------------------------------------------
                                                1994       1993       1992       1991       1990
                                              ---------  ---------  ---------  ---------  ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRIMARY
  Average shares outstanding................     15,438     15,915     16,002     15,891     16,003
  Dilutive stock options -- based on the
   treasury stock method using average
   market price.............................         97        151        136     --             20
                                              ---------  ---------  ---------  ---------  ---------
    TOTAL...................................     15,535     16,066     16,138     15,891     16,023
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $  (2,509) $  16,508  $  15,474  $  13,022  $   7,317
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Net income (loss) per share.................  $    (.16) $    1.03  $     .96  $     .82  $     .46
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
FULLY DILUTED
  Average shares outstanding................     15,438     15,915     16,002     15,891     16,003
  Dilutive stock options -- based on the
   treasury stock method using the higher of
   year-end market price or average market
   price....................................         99        164        199         78         47
  Assumed conversion of convertible
   subordinated debenture...................     --         --            361      1,937      2,250
                                              ---------  ---------  ---------  ---------  ---------
    TOTAL...................................     15,537     16,079     16,562     17,906     18,300
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................  $  (2,509) $  16,508  $  15,474  $  13,022  $   7,317
Add interest on convertible subordinated
 debenture, net of the income tax effect....     --         --            363      1,795      1,999
                                              ---------  ---------  ---------  ---------  ---------
                                              $  (2,509) $  16,508  $  15,837  $  14,817  $   9,316
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Net income (loss) per share.................  $    (.16) $    1.03  $     .96  $     .83  $     .51
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------

                                       58